Exhibit 10.32

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT ("Agreement"), dated as of March 4, 2003, between PVH WHOLESALE CORP., a Delaware corporation (together with its affiliates, including, without limitation, its parent corporation, Phillips-Van Heusen Corporation ("PVH"), the "Company"), and FRANCIS K. DUANE (the "Executive").

W I T N E S S E T H:

WHEREAS, the Company desires to retain Executive on a full-time basis in accordance with the terms set forth herein; and

WHEREAS, the Executive desires to be so employed by the Company.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, the parties hereto hereby agree as follows:

1.

Employment.

(a)

Employment.  The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, in accordance with the terms and conditions hereof.  The Executive shall be an employee at will and this Agreement shall not constitute a guarantee of employment.  Each of the parties acknowledges and agrees that either party may terminate the Executive’s employment at any time, for any reason, with or without cause, and with or without notice.  The period commencing on the date hereof and ending on the effective date of the termination of the Executive’s employment is hereinafter referred to as the "Employment Period."

(b)

Position.  The Executive shall serve as Vice Chairman, Sportswear or in such other position or positions as the Company’s Chief Executive Officer or Board of Directors (which, for purposes of this Agreement, includes any committee thereof, unless the context requires otherwise) may designate from time to time.  The Executive shall (i) perform such duties and services as shall from time to time be assigned to him, (ii) devote all of his business time to the services required of him hereunder and (iii) use his best efforts, judgment, skill and energy to perform such duties and services.  As used in this Section 1, "business time" shall be determined in accordance with the usual and customary standards of the Company.

2.

Compensation.

(a)

Base Salary.  The Company shall pay the Executive a salary at the annual rate of $700,000 ("Base Salary"), payable in accordance with the normal payroll procedures of the Company in effect from time to time.  The Company or the Board of Directors may from time to time, in its sole and absolute discretion, increase or decrease the Base Salary by any amount it determines to be appropriate.

(b)

Incentive and Bonus Compensation.  The Executive shall be eligible to participate in the Company’s existing and future bonus and stock option plans and other incentive compensation programs (collectively, "Plans"), to the extent that the Executive is qualified to participate in any such Plan under the generally applicable provisions thereof in effect from time to time.  Such eligibility is not a guarantee of participation in or of the receipt of any award, payment or other compensation under any Plan.  To the extent the Executive does participate in a Plan and the Plan does not expressly provide otherwise, the Chief Executive Officer and/or the Board of Directors, as appropriate, may determine all terms of participation (including, without limitation, the type and size of any award, payment or other compensation and the timing and conditions of receipt thereof by the Executive) in the Chief Executive Officer’s or Board’s sole and absolute discretion.  Nothing herein shall be deemed to prohibit the Company or the Board of Directors from amending or terminating any and all Plans in its sole and absolute discretion.  The terms of each Plan shall govern the Executive's rights and obligations thereunder during the Executive's employment and upon the termination thereof.  Without limiting the generality of the foregoing, the definition of "Cause" hereunder shall not supersede the definition of "cause" in any Plan and any rights of the Executive hereunder upon and subsequent to the termination of the Executive's employment shall be in addition to, and not in lieu of, any right of the Executive under any Plan then in effect upon or subsequent to a termination of employment.

(c)

Benefits.  The Executive shall be eligible to participate in all employee benefit and insurance plans sponsored or maintained by the Company for similarly situated executives (including any savings, retirement, life, health and disability plans), to the extent that the Executive is qualified to participate in any such plan under the generally applicable provisions thereof in effect from time to time.  Nothing herein shall be deemed to prohibit the Company or the Board of Directors from amending or terminating any such plan in its sole and absolute discretion.  The terms of each such plan shall govern the Executive's rights and obligations thereunder during the Executive's employment and upon the termination thereof.

(d)

Expenses.  The Company shall pay or reimburse the Executive for reasonable expenses incurred or paid by the Executive in the performance of the Executive’s duties hereunder in accordance with the generally applicable policies and procedures of the Company, as in effect from time to time and subject to the terms and conditions thereof.

3.

Termination of Employment.  The Executive’s employment hereunder shall terminate, or shall be subject to termination at any time, as follows:

(a)

Termination for Cause by the Company.  The Company may terminate the Executive’s employment under this Agreement at any time for Cause (as defined below).  Upon such termination, the Company shall have no further obligation to the Executive hereunder except for the payment of (i) the portion of the Base Salary for periods prior to the effective date of termination accrued but unpaid (if any), and (ii) all unreimbursed expenses, subject to Section 2(d).  For the avoidance of doubt, the Executive shall have no right to receive any amounts under the Company's severance policy upon his termination for Cause.  For purposes of this Agreement, "Cause" shall be defined as (1) gross negligence in the performance of the material responsibilities of the Executive’s office or position; (2) gross misconduct in the performance of the material responsibilities of the Executive’s office or position, including, without limitation, malfeasance relating to the Company and/or vendor and customer accounts and insubordination; (3) material failure or refusal by the Executive to perform his core job duties, as such may be reasonably assigned to him from time to time, other than by reason of his death or disability, or other acts or omissions constituting material neglect or dereliction of his such duties; (4) the conviction of the Executive by a court of competent jurisdiction (and after all appeal procedures have been exhausted or have expired) of, or the entry of a plea of guilty or nolo contendere by the Executive to a charge of, the commission of a crime that constitutes a felony under federal or state law or the equivalent under foreign law; (5) the Executive's embezzlement or intentional misappropriation of any property of the Company; (6) the Executive having divulged, furnished or made accessible to anyone other than the Company, its directors, officers, employees, auditors and legal advisors, otherwise than in the ordinary course of business, any Confidential Information (as hereinafter defined); (7) fraud, dishonesty or other acts or omissions by the Executive that constitute a willful breach of his fiduciary duty to the Company; or (8) the happening of any other event which, under the provisions of applicable law, disqualifies the Executive from acting in any or all capacities in which he is then acting.  The Executive shall be given notice of the termination of his employment for Cause under this Section 3(a).  If the Executive shall be terminated pursuant to clause (1), (2) or (3) of this Section 3(a), the Executive shall be given a reasonable period of time, not to exceed 30 days, to correct the underlying act or omission.  In all other cases, termination shall be effective as of the date notice is given.

(b)

Termination without Cause by the Company.  The Company may also terminate the Executive’s employment under this Agreement at any time without Cause.  The voluntary resignation of the Executive shall not for any reason be treated as a termination of employment by the Company without Cause, even if the Executive’s stated reason for resignation is a material change in the terms or conditions of his employment as in effect at that time, except as otherwise provided in Section 3(f)(ii).  If the Company terminates the Executive’s services without Cause, other than during the two-year period following a Change in Control (as hereinafter defined), the Executive shall be entitled to receive from the Company (i) the portion of the Base Salary for periods prior to the effective date of termination accrued but unpaid (if any), (ii) all unreimbursed expenses (if any), subject to Section 2(d), and (iii) an aggregate amount (the "Severance Amount") equal to the greater of (x) two weeks' salary for each consecutive year of employment with the Company immediately prior to such a termination and (y) the severance payable under the Company's Severance Policy, as then in effect; provided, however, that in no event shall the Severance Amount be less than the Base Salary then in effect. In addition, if the Company terminates the Executive's employment hereunder without Cause, then the Company shall also provide to the Executive during the period over which the Severance Amount is paid, medical and dental insurance coverage for the Executive and the members of his family which is not less favorable to the Executive than the group medical and dental insurance coverage carried by the Company for the Executive and the members of his family immediately prior to such termination of employment; provided, however, that the obligations set forth in this sentence shall terminate to the extent the Executive obtains comparable medical and dental insurance coverage from any other employer during such period, but the Executive shall not have any obligation to seek or accept employment during such period, whether or not any such employment would provide comparable medical and dental insurance coverage; and provided further, however, that the Executive shall be obligated to pay an amount equal to the active employee contribution, if any, for each such coverage.  The Severance Amount shall be based upon the Base Salary then in effect.  The Severance Amount shall be payable in substantially equal payments on the same schedule as Base Salary was paid immediately prior to termination.  For purposes of this Section 3(b), the Executive shall be deemed to accrue a year of employment with the Company on each anniversary of his date of hire and, with respect to his last year of employment, if at least six months have passed since the last such anniversary date.  For the avoidance of doubt the payment of the Severance Amount shall be in lieu of any amounts payable under the Company's severance policy (as then in effect) and the Executive hereby waives any and all rights thereunder.

(c)

Termination by Voluntary Resignation by the Executive.  The Executive may terminate his employment with the Company at any time by voluntary resignation. Upon such termination, except as otherwise provided in Section 3(f)(ii), the Company shall have no further obligation to the Executive hereunder except for the payment of (i) the portion of the Base Salary for periods prior to the effective date of termination accrued but unpaid (if any), and (ii) all unreimbursed expenses (if any), subject to Section 2(d).  Notwithstanding the foregoing, the Executive shall provide no less than 90 days' prior written notice of the effective date of his resignation.  The Company shall continue to pay the Executive his Base Salary during such 90-day period.  The Executive acknowledges and agrees that the Company may elect to place the Executive on paid leave for all or any part of such 90-day period.  Notwithstanding the foregoing, the Company, in its sole and absolute discretion, may waive the requirement for prior notice of the Executive's resignation or decrease the notice period, in which event the Company shall have no continuing obligation to pay the Executive's Base Salary or shall only have such obligation with respect to the shortened period, as the case may be.

(d)

Disability.  The Executive’s employment shall be terminable by the Company, subject to applicable law and the Company's short-term and long-term disability policies then in effect, if the Executive becomes physically or mentally disabled, whether totally or partially, such that he is prevented from performing his usual duties and services hereunder for a period of 120 consecutive days or for shorter periods aggregating 120 days in any 12-month period.  If the Executive’s employment is so terminated by the Company, the Company shall have no further obligation to the Executive hereunder, except for the payment to the Executive or his legal guardian or representative, as appropriate, of (i) the portion of the Base Salary for periods prior to the effective date of termination accrued but unpaid (if any), and (ii) all unreimbursed expenses (if any), subject to Section 2(d).

(e)

Death.  If the Executive shall die during the Employment Period, this Agreement shall terminate on the date of the Executive’s death and the Company shall have no further obligation to the Executive hereunder except for the payment to the Executive’s estate of (i) the portion of the Base Salary for periods prior to the effective date of termination accrued but unpaid (if any), and (ii) all unreimbursed expenses (if any), subject to Section 2(d).

(f)

Termination Subsequent to a Change in Control.

(i)

For purposes of this Agreement:

(A)

A "Change in Control" shall be deemed to occur upon:

(1)

the election of one or more individuals to the Board of Directors, which election results in one-third or more of the directors of PVH consisting of individuals who have not been directors of PVH for at least two years, unless such individuals have been elected as directors or nominated for election as directors by at least three-fourths of the directors of PVH who have been directors of PVH for at least two years;

(2)

the sale by PVH of all or substantially all of its assets (or the assets of the PVH subsidiary employing the Executive) to any individual or unaffiliated partnership, limited liability company or other entity (each, a "Person"), the consolidation of PVH (or the PVH subsidiary employing the Executive) with any Person, the merger of PVH (or the PVH subsidiary employing the Executive) with any Person as a result of which merger PVH (or the PVH subsidiary employing the Executive) is not the surviving entity (in the case of PVH, as a publicly held corporation), unless such sale has been approved in advance by at least three-fourths of the directors of PVH on the date hereof or by a Successor Board, provided that at least three-fourths of the Continuing Directors on such Successor Board approve such transaction;

(3)

the sale or transfer of shares of PVH by PVH and/or any one or more of its stockholders, in one or more transactions, related or unrelated, to one or more Persons under circumstances whereby any Person and its affiliates (as defined in the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended) shall own, after such sales and transfers, at least one-fourth, but less than one-half, of the shares of PVH having voting power for the election of directors, unless such sale or transfer has been approved in advance by at least three-fourths of the directors of PVH on the date hereof or by a Successor Board, provided that at least three-fourths of the Continuing Directors on such Successor Board approve such transaction; or

(4)

the sale or transfer of shares of PVH by PVH and/or any one or more of its stockholders, in one or more transactions, related or unrelated, to one or more Persons under circumstances whereby any Person and its affiliates (as defined in the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended) shall own, after such sales and transfers, at least one-half, of the shares of PVH having voting power for the election of directors.

(B)

"Continuing Director" means any director of PVH on the date hereof and any director of PVH whose election to the Board of Directors of PVH was recommended or approved by at least three-fourths of the directors of PVH serving at the time of such recommendation or approval and in all events shall exclude any director who was elected as a result of the solicitation of proxies by any Person other than the Board of Directors of PVH.

(C)

"Successor Board" means a Board of Directors of PVH at least three-quarters of which is composed of Continuing Directors.

(D)

"Good Reason" means

(1)

a material reduction in the Executive's duties without his consent;

(2)

a reduction of the Executive's Base Salary as in effect immediately before the Change in Control by more than 10% or the elimination of all Plans (without a commensurate increase in Base Salary or replacement by new Plans) or the reduction of the compensation under the Plans (including any new or replacement Plans) such that the Executive's potential total compensation (i.e., Base Salary, cash bonuses, stock awards, stock options and other compensation) is reduced by more than 10% of his potential total compensation (assuming all performance criteria are satisfied and awards are paid at their maximum level) before the Change in Control;

(3)

a material reduction relative to all other senior executives in the medical, life, disability and other benefits made available to the Executive pursuant to Section 2(c); and

(4)

a material diminution relative to all other senior executives in the Executive's status or working conditions or any other action that impairs substantially the Executive's status relative to all other senior executives.

(E)

"Parachute Indemnity Amount" shall mean the amount determined with respect to the Executive as follows:

(1)

There shall first be determined, after giving effect to the payment of the Executive's Primary Benefit (as hereinafter defined) and all other compensation and benefits paid to the Executive under any plans of or agreements with the Company, but not to the Executive's Secondary Benefit, the aggregate of the Executive's "excess parachute" payments within the contemplation of section 280G(b)(1) of the Internal Revenue Code of 1986, as amended.

(2)

There shall then be determined the amount of the aggregate taxes imposed upon such "excess parachute payments" by the provisions of section 4999(a) of the Internal Revenue Code of 1986, as amended.

(3)

The amount determined in accordance with the provisions of clause (2) shall then be multiplied by the fraction the numerator of which shall be one and the denominator of which shall be one minus the Executive's Effective Marginal Tax Rate with respect to the calendar year in which his employment by the Company shall terminate.

(ii)

Upon the voluntary termination of employment with the Company by the Executive for Good Reason within two years after the occurrence of a Change in Control, or upon the involuntary termination of employment with the Company of the Executive for any reason other than death, disability or Cause within two years after the occurrence of a Change in Control, PVH (or the then-former PVH subsidiary employing the Executive), or the consolidated, surviving or transferee Person in the event of a consolidation, merger or sale of assets, shall pay to the Executive, in a lump sum immediately subsequent to the date of such termination, (A) the portion of the Base Salary for periods prior to the effective date of termination accrued but unpaid (if any), (B) all unreimbursed expenses (if any), subject to Section 2(d) and (C) an aggregate amount equal to the sum of (x) (the "Primary Benefit") equal to the product of (1) two and (2) the average annual cash compensation, including salary and bonuses, paid to and/or accrued with respect to the Executive during the two-year period preceding the date of such termination, or such portion of said period as the Executive shall have been employed by the Company, and (y) an amount (the "Secondary Benefit") equal to the Executive's Parachute Indemnity Amount.  Upon the voluntary termination of employment with the Company for Good Reason by the Executive within two years after the occurrence of a Change in Control, or upon the involuntary termination of employment with the Company of the Executive for any reason other than death, disability or Cause within two years after the occurrence of a Change in Control, PVH (or the then-former PVH subsidiary employing the Executive), or the consolidated, surviving or transferee Person in the event of a consolidation, merger or sale of assets, shall also provide to the Executive, for a period of two consecutive years commencing on the date of such termination of employment, medical, dental, life and disability insurance coverage for the Executive and the members of his family which is not less favorable to the Executive than the group medical, dental, life and disability insurance coverage carried by the Company for the Executive and the members of his family either immediately prior to such termination of employment or on the occurrence of such Change in Control, whichever is greater; provided, however, that the obligations set forth in this sentence shall terminate to the extent the Executive obtains comparable medical, dental, life and disability insurance coverage from any other employer during such two-year period, but the Executive shall not have any obligation to seek or accept employment during such three-year period, whether or not any such employment would provide comparable medical, dental, life and disability insurance coverage.  The Executive shall not be required to mitigate the amount of any payment provided for in this Section 3(f)(ii) by seeking employment or otherwise, nor shall the amount of any payment provided for herein be reduced by any compensation or retirement benefits heretofore or hereafter earned by the Executive as the result of employment by any other Person, except as provided in the proviso to the immediately preceding sentence.  For the avoidance of doubt, the amounts payable under clause (C) of this Section 3(f)(ii) as severance shall be in lieu of any amounts payable under the Company's severance policy and the Executive hereby waives any and all rights thereunder.

4.

Effect of Termination.  The Severance Amount payable to the Executive pursuant to Section 3(b) following termination of his employment shall be in full and complete satisfaction of the Executive’s rights under this Agreement and any other claims he may have with respect to his employment by the Company and the termination thereof, other than as expressly provided in Section 2(b).  The Severance Amount shall constitute liquidated damages with respect to any and all such rights and claims.  In consideration of the Executive’s receipt of the Severance Amount, the Executive shall, in advance of, and as a condition to, the payment thereof, execute a release in favor of the Company, substantially in the form of Exhibit A hereto.  Pursuant to said release, the Company shall be released and discharged from any and all liability to the Executive in connection with this Agreement and otherwise in connection with the Executive’s employment with the Company and the termination thereof, including, without limitation, any claims arising under federal, state or local labor, employment and employment discrimination laws, but excluding claims with respect to any Plan.   Notwithstanding the foregoing, nothing herein shall be construed to release the Company from its obligations to indemnify the Executive (as set forth in Section 7(h)).

5.

Restrictive Covenants.

(a)

Confidentiality.  The Executive recognizes that any knowledge and information of any type whatsoever of a confidential nature relating to the business of the Company, including, without limitation, all types of trade secrets, vendor and customer lists and information, employee lists and information, information regarding product development, marketing plans, management organization information, operating policies and manuals, sourcing data, performance results, business plans, financial records, and other financial, commercial, business and technical information (collectively, "Confidential Information"), must be protected as confidential, not copied, disclosed or used, other than for the benefit of the Company, at any time.  The Executive further agrees that at any time during the Employment Period or thereafter he will not divulge to anyone (other than the Company or any Person employed or designated by the Company), publish or make use of any Confidential Information without the prior written consent of the Company, except as (and only to the extent) required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency and then only after providing the Company with the opportunity to prevent such disclosure or to receive confidential treatment for the Confidential Information required to be disclosed.  The Executive further agrees that following the termination of the Employment Period for whatever reason, (i) the Company shall keep all tangible property assigned to the Executive or prepared by the Executive and (ii) the Executive shall not misappropriate or infringe upon the Confidential Information of the Company (including the recreation or reconstruction of Confidential Information from memory).

(b)

Non-Interference.  The Executive acknowledges that information regarding the Company's business and financial relations with its vendors and customers is Confidential Information and proprietary to the Company and that any interference with such relations based directly or indirectly on the use of such information would cause irreparable damage to the Company.  The Executive acknowledges that by virtue of his employment with the Company, he has gained or may gain knowledge of such information concerning the Company’s vendors and customers (respectively "Vendor Information" or "Customer Information"), and that he would inevitably have to draw on this Vendor Information and Customer Information and on other Confidential Information if he were to solicit or service the Company’s vendors or customers on behalf of a competing business enterprise.  Accordingly, and subject to the immediately following sentence, the Executive agrees that during the Employment Period and for a period of 18 months following the termination thereof, other than by reason of a termination by the Company without Cause, the Executive will not, on behalf of himself or any other Person, other than the Company, directly or indirectly do business with, solicit the business of, or perform any services for any actual vendor or customer of the Company, any Person that has been a vendor or customer of the Company within the 12-month period preceding such termination or any actively solicited prospective vendor or customer as to whom or which the Executive provided any services or as to whom or which the Executive has knowledge of Vendor Information, Customer Information or Confidential Information.  The foregoing restrictive covenant shall only apply to business activities engaged in by the Executive on behalf of himself or any other Person that are directly competitive with those of the operating divisions of the Company in which the Executive has worked in terms of channel(s) of distribution, types of products, gender for which the products have been designed and similarity of price range.  In addition, the Executive agrees that, during the Employment Period and such 18-month period thereafter, he will not, directly or indirectly, seek to encourage or induce any such vendor or customer to cease doing business with, or lessen its business with, the Company, or otherwise interfere with or damage (or attempt to interfere with or damage) any of the Company’s relationships with its vendors and customers, except in the ordinary course of the Company’s business.

(c)

Non-Solicitation.  The Executive agrees that during the Employment Period and for a period of 18 months following the termination thereof for any reason, he will not hire or solicit to hire, whether on his own behalf or on behalf of any other Person (other than the Company), any employee of the Company or any individual who had left the employ of the Company within 12 months of the termination of the Executive’s employment with the Company.  In addition, during the Employment Period and such 18-month period thereafter, the Executive will not, directly or indirectly, encourage or induce any employee of the Company to leave the Company’s employ, except in the ordinary course of the Company’s business.

(d)

Public Comment.  The Executive, during the Employment Period and at all times thereafter, shall not make any derogatory comment concerning the Company or any of its current or former directors, officers, stockholders or employees.  Similarly, the senior management of the Company shall not make any derogatory comment concerning the Executive.

(e)

Blue Pencilling.  If any of the restrictions on competitive or other activities contained in this Section 5 shall for any reason be held by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity or subject, such restrictions shall be construed so as thereafter to be limited or reduced to be enforceable to the extent compatible with the applicable law; it being understood that by the execution of this Agreement, (i) the parties hereto regard such restrictions as reasonable and compatible with their respective rights and (ii) the Executive acknowledges and agrees that the restrictions will not prevent him from obtaining gainful employment subsequent to the termination of his employment.  The existence of any claim or cause of action by the Executive against the Company shall not constitute a defense to the enforcement by the Company of the foregoing restrictive covenants, but such claim or cause of action shall be determined separately.

(f)

Injunctive Relief.  The Executive acknowledges and agrees that the covenants and obligations of the Executive set forth in this Section 5 relate to special, unique and extraordinary services rendered by the Executive to the Company and that a violation of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies are not available at law.  Therefore, the Executive agrees that the Company shall be entitled to seek an injunction, restraining order or other temporary or permanent equitable relief (without the requirement to post bond) restraining the Executive from committing any violation of the covenants and obligations contained herein.  These injunctive remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity.

6.

Work for Hire.  The Executive agrees that all marketing, operating and training ideas, sourcing data, processes and materials, including all inventions, discoveries, improvements, enhancements, written materials and development related to the business of the Company ("Proprietary Materials") to which the Executive may have access or that the Executive may develop or conceive while employed by the Company shall be considered works made for hire for the Company and prepared within the scope of employment and shall belong exclusively to the Company.  Any Proprietary Materials developed by the Executive that, under applicable law, may not be considered works made for hire, are hereby assigned to the Company without the need for any further consideration, and the Executive agrees to take such further action, including executing such instruments and documents as the Company may reasonably request, to evidence such assignment.

7.

Miscellaneous.

(a)

Assignment.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legatees, executors, administrators, legal representatives, successors and assigns.  Notwithstanding anything in the foregoing to the contrary, the Executive may not assign any of his rights or obligations under this Agreement without first obtaining the written consent of the Company.  The Company may assign this Agreement in connection with a sale of all or substantially all of its assets.  The merger or consolidation of the Company into or with any other Person or any other transaction involving a change of control of the Company shall not constitute an assignment of this Agreement by the Company.

(b)

Survival.  The provisions of Sections 3, 4, 5, 6 and 7 shall survive the termination of this Agreement pursuant to Section 3.

(c)

Notices.  Any notices to be given hereunder shall be in writing and delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid as follows:

If to the Executive, addressed to the Executive at the address then shown in the Executive’s employment records

If to the Company at:

Phillips-Van Heusen Corporation

200 Madison Avenue

New York, New York 10016

Attention: Chairman

With a copy to:

Phillips-Van Heusen Corporation

200 Madison Avenue

New York, New York 10016

Attention:  Vice President – Human Resources

Any party may change the address to which notices are to be sent by giving notice of such change of address to the other party in the manner provided above for giving notice.

(d)

Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to the principles thereof relating to the conflict of laws.

(e)

Consent to Jurisdiction.  Any judicial proceeding brought against the Executive with respect to this Agreement may be brought in any court of competent jurisdiction in the Borough of Manhattan in the City and State of New York and, by execution and delivery of this Agreement, the Executive

(i)

accepts, generally and unconditionally, the nonexclusive jurisdiction of such courts and any related appellate courts, and irrevocably agrees to be bound by any final judgment (after exhausting all appeals therefrom or after all time periods for such appeals have expired) rendered thereby in connection with this Agreement and

(ii)

irrevocably waives any objection the Executive may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum.

(f)

Severability.  The invalidity of any one or more provisions of this Agreement or any part thereof shall not affect the validity of any other provision of this Agreement or part thereof; and in the event that one or more provisions contained herein shall be held to be invalid, the Agreement shall be reformed to make such provisions enforceable.

(g)

Waiver.  The Company, in its sole discretion, may waive any of the requirements imposed on the Executive by this Agreement.  The Company, however, reserves the right to deny any similar waiver in the future.  Each such waiver must be express and in writing and there will be no waiver by conduct.  Pursuit by the Company of any available remedy, either in law or equity, or any action of any kind, does not constitute waiver of any other remedy or action.  Such remedies and actions are cumulative and not exclusive.

(h)

Indemnification.  The Company shall indemnify the Executive and hold the Executive harmless from and against any claim, loss or cause of action arising from or out of the Executive’s performance as an officer, director or employee of the Company or in any other capacity, including any fiduciary capacity, in which the Executive serves at the request of the Company to the maximum extent permitted by applicable law; provided, however, that the Executive shall not be entitled to indemnification hereunder with respect to any expense, loss, liability or damage which was caused by the Executive’s own gross negligence, willful misconduct or reckless disregard of his duties hereunder.  The Company shall pay any and all reasonable legal fees incurred by the Executive in the defense of any such claim on a current basis, provided that the Executive agrees in writing to reimburse the Company for any fees that it is determined the Executive is not entitled to have paid by the Company.  The Company shall have the right to select counsel reasonably acceptable to the Executive to defend such claim and to have the same counsel represent the Company and its officers and directors unless there is a material conflict of interest between the Company and the Executive, in which case the Executive may select and retain his own counsel at the Company’s expense.  The Executive shall not settle any action or claim against the Executive without the prior written consent of the Company, except at the Executive’s sole cost and expense.

(i)

Section Headings.  The section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(j)

Withholding.  Any payments provided for herein shall be reduced by any amounts required to be withheld by the Company from time to time under applicable Federal, State or local employment or income tax laws or similar statutes or other provisions of law then in effect.

(k)

Waiver of Jury Trial.  The Company and the Executive hereby waive, as against the other, trial by jury in any judicial proceeding to which they are both parties involving, directly or indirectly, any matter in any way arising out of, related to or connected with this Agreement.

(l)

Entire Agreement.  This Agreement contains the entire understanding, and cancels and supersedes all prior agreements, including any agreement in principle or oral statement, letter of intent, statement of understanding or guidelines of the parties hereto with respect to the subject matter hereof.  Notwithstanding the foregoing, this Agreement does not cancel or supersede the Plans or the plans referred to in Section l(c).  This Agreement may be amended, supplemented or otherwise modified only by a written document executed by each of the parties hereto or their respective successors or assigns.  The Executive acknowledges that he is entering into this Agreement of his own free will and accord with no duress, and that he has read this Agreement and understands it and its legal consequences.

(m)

Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year first above written.

PVH WHOLESALE CORP.

By:

/s/ Bruce J. Klatsky

Name:  Bruce J. Klatsky

Title:  Chairman and Chief Executive Officer

/s/ Francis K. Duane

Francis K. Duane

EXHIBIT A

RELEASE

TO ALL TO WHOM THESE PRESENTS SHALL COME OR MAY CONCERN, KNOW THAT FRANCIS K. DUANE (the "Releasor"), on behalf of himself and his heirs, executors, administrators and legal representatives, in consideration of the set forth in Section [3(b)] [3(f)(ii)] of the Employment Agreement between the Releasor and PVH WHOLESALE CORP., dated as of March 4, 2003 (as the same may have been heretofore amended, the "Agreement"), hereby irrevocably, unconditionally, generally and forever releases and discharges PVH Wholesale Corp. (together with its current and former affiliates, including, without limitation, its parent corporation, Phillips-Van Heusen Corporation, the "Company"), each of its current and former officers, directors, employees, agents, representatives and advisors and their respective heirs, executors, administrators, legal representatives, receivers, affiliates, beneficial owners, successors and assigns (collectively, the "Releasees"), from, and hereby waives and settles, any and all, actions, causes of action, suits, debts, promises, damages, or any liability, claims or demands, known or unknown and of any nature whatsoever and which the Releasor ever had, now has or hereafter can, shall or may have, for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Release arising directly or indirectly pursuant to or out of his employment with the Company or the termination of such employment (collectively, "Claims"), including, without limitation, any Claims (i) arising under any federal, state, local or other statutes, orders, laws, ordinances, regulations or the like that relate to the employment relationship and/or specifically that prohibit discrimination based upon age, race, religion, gender, national origin, disability, sexual orientation or any other unlawful bases, including, without limitation, the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, the Civil Rights Acts of 1866 and 1871, as amended, the Americans with Disabilities Act of 1990, as amended, the New Jersey Law Against Discrimination, as amended, the New York State and New York City Human Rights Laws, as amended, the laws of the States of New York and New Jersey, the City of New York and Somerset County, New Jersey relating to discrimination, as amended, and any and all applicable rules and regulations promulgated pursuant to or concerning any of the foregoing statutes; (ii) arising under or pursuant to any contract, express or implied, written or oral, including, without limitation, the Agreement; (iii) for wrongful dismissal or termination of employment; (iv) for tort, tortuous or harassing conduct, infliction of mental or emotional distress, fraud, libel or slander; and (v) for damages, including, without limitation, punitive or compensatory damages or for attorneys’ fees, expenses, costs, wages, injunctive or equitable relief.  This Release shall not apply to any claim that the Releasor may have for a breach of Section [3(b)] [3(f)(ii)], 5(d) or 7(h) of the Agreement.

The Releasor agrees not to file, assert or commence any Claims against any Releasee with any federal, state or local court or any administrative or regulatory agency or body.

The Releasor represents and warrants that there has been no assignment or other transfer of any interest in any Claim which the Releasor may have against the Releasees, or any of them, and the Releasor agrees to indemnify and hold the Releasees, and each of them, harmless from

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any Claims, or other liability, demands, damages, costs, expenses and attorneys’ fees incurred by the Releasees, or any of them, as a result of any person asserting any such assignment or transfer. It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against the Releasor under this indemnity.

The Releasor agrees that if he hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any Claim released hereunder, or in any manner asserts against the Releasees, or any of them, any Claim released hereunder, then the Releasor shall pay to the Releasees, and each of them, in addition to any other damages caused to the Releasees thereby, all attorneys’ fees incurred by the Releasees in defending or otherwise responding to said suit or Claim.

The Releasor hereby waives any right to, and agrees not to, seek reinstatement of his employment with the Company or any Releasee.  The Releasor acknowledges that the amounts to be paid to him under Section [3(b)] [3(f)(ii)] of the Agreement include benefits, monetary or otherwise, which the Releasor has not earned or accrued, or to which he is not already entitled.

Releasor acknowledges that he was advised by the Company to consult with his attorney concerning the waivers contained in this Release, that he has consulted with counsel, and that the waivers Releasor has made herein are knowing, conscious and with full appreciation that he is forever foreclosed from pursuing any of the rights so waived.

The Releasor has a period of 21 days from the date on which a copy of this Release has been delivered to him to consider whether to sign it.  In addition, in the event that Releasor elects to sign and return to Phillips-Van Heusen Corporation a copy of this Release, Releasor has a period of seven days (the "Revocation Period") following the date of such return to revoke this Release, which revocation must be in writing and delivered to Phillips-Van Heusen Corporation, 200 Madison Avenue, New York, New York 10016, Attention: General Counsel, within the Revocation Period.  This Release, and the Releasor's right to receive the amounts paid to him under Section [3(b)] [3(f)(ii)], shall not be effective or enforceable until the expiration of the Revocation Period without the Releasor's exercise of his right of revocation.

This Release shall not be amended, supplemented or otherwise modified in any way except in a writing signed by the Releasor and Phillips-Van Heusen Corporation.

This Release shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without reference to its principles of conflicts of law.

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IN WITNESS WHEREOF, the Releasor has caused this Release to be executed as of ___________________, 20__.

Francis K. Duane

SWORN TO AND SUBSCRIBED

BEFORE ME THIS ____ DAY OF

____________________, 20__.

Notary Public

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